Exhibit 10.3

2018 Compensation Information for Registrant’s Executive Officers

The table below provides information regarding (i) the base salary of each executive officer of GTx, Inc. (the “Company”), effective as of January 1, 2018 and (ii) the target cash bonus award for Fiscal 2018 for each of the Company’s executive officers under the Company’s Executive Bonus Compensation Plan, expressed as a percentage of applicable base salary:

Executive Officer	Title	2018 Annual Base Salary ($)	2018 Target Bonus (%)
Marc S. Hanover	Chief Executive Officer	445,628	65%
Robert J. Wills	Executive Chairman of the Board	226,600	65%
Henry P. Doggrell	Vice President, Chief Legal Officer and Secretary	389,463	35%
Diane C. Young	Vice President, Chief Medical Officer	183,855	35%
Jason T. Shackelford	Vice President, Finance and Accounting and principal financing and accounting officer	237,930	35%